The Gabelli Convertible Securities Fund
4th Quarter 1999
Section 10f-3 Transactions




 The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund. A folder documenting such compliance for each transaction is available for inspection by Board Members.

Trade Dates                    10-18-99
Issue                          Martha Stewart Living
Shares                         1,000
Price                          $18
Amount                         $18,000
Spread Amount                  1.26
Spread %                       7.0%
Fund's % of Issue              0.01%
% of Issue for all
 GabelliFunds                   0.12%
Broker 			       Morgan Stanley Dean Witter
Issues within
90 days			       3
Reason			      (1),(2)

Trade Dates                    11-24-99
Issue                          PNV Inc.
Shares                         5,000
Price                          $17
Amount                         $85,000
Spread Amount                  1.19
Spread %                       7.0%
Fund's % of Issue              0.13%
% of Issue for all
 GabelliFunds                   2.13%
Broker 			       CIBC World Markets
Issues within
90 days			       3
Reason			      (1),(2)



The Purchases listed above meet the following requirements of 10f-3
 ...Part of an issue registered under the Securities Act of 1933.
 ...Purchased at not more than the offering price.
 ...Offered pursuant to a firm commitment underwriting.
 ... The issuer has been in continuos operation for at least 3 years.

All other requirements are presented in the table above.

Reason Key

(1) Does not exceed 125% of the mean offering spread of 3 comparable Issues underwritten in the last 90 days.
(2) Does not exceed 110% of this underwriting spread of 3 comparable Issues underwritten in the last 90 days.



Note: If 3 comparable issues are not available within 90 days, a one-year window is used.